Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of October 2, 2015, by and among Google Inc., a Delaware corporation (the “Company”), Alphabet Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Maple Technologies Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 15,100,000,000 shares, consisting of: (i) 9,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock”), of which 291,261,461 shares are issued and outstanding; (ii) 3,000,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Company Class B Common Stock”), of which 50,940,307 shares are issued and outstanding; (iii) 3,000,000,000 shares of Class C Capital Stock, par value $0.001 per share (the “Company Class C Capital Stock”), of which 345,482,241 shares are issued and outstanding; and (iv) 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 15,100,000,000 shares, consisting of: (i) 9,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Holdco Class A Common Stock”); (ii) 3,000,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Holdco Class B Common Stock”); (iii) 3,000,000,000 shares of Class C Capital Stock, par value $0.001 per share (the “Holdco Class C Capital Stock”); and (iv) 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Holdco Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Class A Common Stock, Holdco Class B Common Stock, Holdco Class C Capital Stock and Holdco Preferred Stock will be the same as those of the Company Class A Common Stock, Company Class B Common Stock, Company Class C Capital Stock and Company Preferred Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Class A Common Stock, Company Class B Common Stock and Company Class C Capital Stock being converted in the Merger (as defined below) into a share of Holdco Class A Common Stock, Holdco Class B Common Stock or Holdco Class C Capital Stock, respectively.

WHEREAS, on or about the date hereof, the Company and Holdco will enter or have entered into a Compensation Plan Agreement, pursuant to which, among other things, the Company will, at the Effective Time, transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder.

WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger shall qualify as an exchange described in Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

2. EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The

Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Company Charter shall be amended in the Merger as set forth below, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

(a) ARTICLE IV, Section 1 of the Company Charter shall be deleted in its entirety and replaced with the following:

Section 1. Authorized Shares. This Corporation is authorized to issue five hundred (500) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), five hundred (500) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), five hundred (500) shares of Class C Capital Stock, par value $0.001 per share (the “Class C Capital Stock”), and five hundred (500) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

(b) ARTICLE XI of the Company Charter shall be amended by adding a Section 3 immediately following Section 2 to read in its entirety as follows:

Section 3. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Alphabet Inc. (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.

4. BYLAWS. From and after the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. DIRECTORS. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

6. OFFICERS. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Class A Common Stock, Company Class B Common Stock and Company Class C Capital Stock. Each share of Company Class A Common Stock, Company Class B Common Stock and Company Class C Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Class A Common Stock, Holdco Class B Common Stock and Holdco Class C Capital Stock, respectively.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Class A Common Stock, Company Class B Common Stock and Company Class C Capital Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Class A Common Stock, Holdco Class B Common Stock and Holdco Class C Capital Stock, respectively, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $0.001 per share, one validly issued, fully paid and nonassessable share of Class B Common Stock, par value $0.001 per share, and one validly issued, fully paid and nonassessable share of Class C Capital Stock, par value $0.001 per share, of the Surviving Corporation.

(d) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Class A Common Stock, Company Class B Common Stock and Company Class C Capital Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Class A

Common Stock, Company Class B Common Stock or Company Class C Capital Stock shall cease to have any rights with respect to such shares of Company Class A Common Stock, Company Class B Common Stock or Company Class C Capital Stock, respectively, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Class A Common Stock, Company Class B Common Stock or Company Class C Capital Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Class A Common Stock, Holdco Class B Common Stock, or Holdco Class C Capital Stock, respectively.

9. CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Class A Common Stock, Company Class B Common Stock or Company Class C Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Class A Common Stock, Holdco Class B Common Stock or Holdco Class C Capital Stock, as applicable, into which the shares of Company Class A Common Stock, Company Class B Common Stock or Company Class C Capital Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Delaware, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any certificate that prior to the Effective Time represented shares of Company Class A Common Stock, Company Class B Common Stock or Company Class C Capital Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Class A Common Stock, Holdco Class B Common Stock or Holdco Class C Capital Stock in accordance with the procedures set forth in the preceding sentence.

10. ASSUMPTION OF EQUITY PLANS AND AWARDS.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement entered into between Holdco and the Company on or about the date hereof (the “Compensation Plan Agreement”), the Company will transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement, the Company will transfer to Holdco, and Holdco will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) and each right to acquire or vest in a share of Company capital stock (each, a “GSU” and together with the Stock Options, the “Awards”) issued under the Equity Plans or granted by the Company outside of the Equity Plans pursuant to NASDAQ Listing Rule 5635(c) that is outstanding and unexercised, unvested and not yet paid or payable immediately prior to the Effective Time, which Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of Holdco capital stock of the same class and with the same rights and privileges relative to Holdco that such share underlying such Stock Option or GSU had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, at an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Google Inc. 2004 Stock Plan, the Google Inc. 2012 Stock Plan, the AdMob, Inc. 2006 Stock Plan and UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, Click Holding Corp. 2005 Stock Incentive Plan, and the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.

11. HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

12. NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Class A Common Stock, Company Class B Common Stock, or Company Class C Capital Stock in connection with the Merger.

13. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

14. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

17. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOOGLE INC.

By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Assistant Secretary

ALPHABET INC.

By:	/s/ Christine Flores
	Name:	Christine Flores
	Title:	Assistant Secretary

MAPLE TECHNOLOGIES INC.

By:	/s/ Kenneth Yi
	Name:	Kenneth Yi
	Title:	CEO, President and Secretary